Exhibit 99.1

NEWS RELEASE	Contact:	Derek Gaertner
For Immediate Release		580 2nd Street, Suite 102
Encinitas, CA 92024
Phone: (760) 479-5075

MACC Private Equities Inc.
Announces Favorable  Nasdaq Delisting Panel Appeal Decision

ENCINITAS, CALIFORNIA — (May 17, 2010) — On May 14, 2010, MACC Private Equities, Inc. (Nasdaq Capital Market: MACC) (the “Company”) received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) informing it that the Nasdaq Hearings Panel (the “Panel”) had granted the Company's request for its common shares to remain listed on the Nasdaq Capital Market.  The Panel's determination was subject to the following conditions: (i) that on or about July 15, 2010, the Company shall inform the Panel that it has filed a definitive proxy for its annual shareholder meeting that includes a proposal for a reverse stock split, and (ii) that on or before September 13, 2010, the Company must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.  Further, in order to comply with the terms of the granted exception the Company must be able to demonstrate compliance with all requirements for continued listing on Nasdaq.

The Panel noted that September 13, 2010 represents the full extent of the Panel's authority to grant an exception and allow continued listing on the Nasdaq Capital Market while the Company remains deficient.  Should the Company be unable to meet the exception requirement, the Panel will issue a final determination to delist the Company's shares effective on the second business day from the date of the final determination.  There can be no assurances given that the Company will meet the above-stated conditions set forth by the Panel or that the Company will avoid having its shares delisted by Nasdaq.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2009, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  The forward-looking statements contained in its Annual Report are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

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